Exhibit 99.3
Thank you, Art, and good afternoon ladies and gentlemen.
Total revenue for the second quarter 2008 was $21.2 million, versus $11.6 million in the second quarter 2007. The year-over-year increase in revenues is principally due to improved product sales in our Ophthalmic and Vaccine business segments. Ophthalmic business segment revenues increased by $400K or 10% versus the prior year comparative period, and Vaccine business segment revenues totaled $10 million.
Our other two core business segments, Hospital Drugs and Injectables and Contract Pharmaceutical Manufacturing, contributed revenues of $4.9 million and $2.1 million, respectively. Both of these business segment revenue totals approximate historical run-rates.
Gross profit for the second quarter 2008 was $4.8 million as compared to $2.9 million in the second quarter 2007. The aggregate increase in second quarter 2008 gross profit of approximately $1.9 million versus the comparative prior year period is due to unit dose and multi dose Tetanus Diphtheria Vaccine sales, which contributed approximately $1.8 million.
Gross margin for the second quarter 2008 was 22.7% versus 24.8% in the prior year period, and reflects the impact of lower margin multi dose Td Vaccine sales. Not including Vaccine sales, gross margin for our business improved to 27.1% from 24.8%, as compared to the prior year period.
Selling, general and administrative expenses totaled $5.9 million in the second quarter 2008, an increase of $0.7 million over the comparative prior year period. This increase is primarily due to the expansion of our Sales Team from 30 to 65 representatives, which was completed in the first quarter 2008.
Research and development expenses were $1.2 million in the second quarter 2008 versus $2.2 million in the comparative prior year period, and reflect lower milestone payments for new product development activities.
The net loss for the second quarter 2008 was $2.8 million or $0.03 per fully diluted share, vs. the net loss of $4.6 million in the second quarter 2007 or $0.05 per fully diluted share. The June 30, 2008 fully diluted share count for the Company is 94.3 million, which assumes stock options and stock warrants are outstanding for the full year rather than on a weighted average basis.
I would now like to draw your attention to the Balance Sheet. As of today, the Company has cash and restricted cash equal to $3.3 million, plus approximately $4.5 million of undrawn upon availability under our Credit Agreement.
To date, we have used our Revolver to fund our investment in Td Vaccines. As of June 30, 2008, our carrying value on the balance sheet for both the unit dose and the multi dose Td Vaccine was approximately $11 million, a reduction of approximately $8 million that was realized during the second quarter. This reduction in Td Inventory enabled us to level-load our working capital and convert inventory into collectible accounts receivable. As expected, vaccine shipments accelerated in the second quarter 2008 for two reasons:
1.	Increased unit dose Td Vaccine sales to U.S. hospitals.

2.	Accelerated sales of multi dose Td Vaccines to Distributors.
We believe that as our presence in the hospital market and the office-based physician market for vaccines continues to increase, we will be cash flow positive in the second half of 2008 and have sufficient working capital to meet our business requirements.
Finally, I would like to briefly review the Statement of Cash Flows. During the second quarter 2008, we invested a total of $1.2 million, primarily for leasehold improvements, and equipment for our new Distribution Facility and Corporate Headquarters located in Gurnee, IL and Lake Forest, IL, respectively. Also during the second quarter, we retired our mortgage agreement for our manufacturing facility located in Decatur, IL.
Thank you for your time and attention. I will now turn the teleconference back to Art.